DISTRIBUTION AND SERVICE PLAN

GUARDIAN VARIABLE PRODUCTS TRUST

The following Distribution and Service Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Board of Trustees of Guardian Variable Products Trust (the “Trust”). The Plan has been approved by a majority of the Trust’s Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “Non-Interested Trustees”), cast in person at a meeting called for the purpose of voting on the Plan. The Plan shall apply to the shares of any separate series (each, a “Fund” and, collectively, the “Funds”) of the Trust set forth in Schedule A as may be amended from time to time.

In approving the Plan, the Board of Trustees of the Trust determined that adoption of the Plan would be in the best interests of each of the Funds and their respective shareholders (for purposes of this Plan, shareholders include beneficial owners of the Funds’ shares, such as owners of Variable Contracts (as defined below) or other qualified investors). Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and their respective shareholders.

Shares of the Funds may from time to time be offered to life insurance companies (each, a “Life Company”) to serve as investment options for variable annuity contracts or variable life insurance policies (collectively referred to herein as “Variable Contracts”) issued by a Life Company, as well as to other qualified investors. The Trust has entered into a Distribution and Service Agreement (“Distribution and Service Agreement”) with Park Avenue Securities LLC (the “Distributor”).

Pursuant to the Distribution and Service Agreement, the Distributor will serve as the distributor of the Trust’s shares and each Fund participating in the Plan will pay the Distributor the fees described in such agreement and set forth in this Plan for providing certain distribution and/or servicing functions. Such payments may also be made directly to a Life Company or any affiliate thereof or other intermediary at the direction of the Distributor.

Section 1. Annual Fee. The Trust, on behalf of each Fund, shall pay to the Distributor a fee for distribution and/or servicing of Fund shares at the rate of 0.25% (on an annualized basis) of the average daily net assets of the Fund’s shares. Such compensation shall be payable quarterly or at such other intervals as the Board of Trustees may determine.

Section 2. Services Covered By the Plan. The amount set forth in paragraph 1 of this Plan may be retained by the Distributor or used by the Distributor to pay a Life Company or any affiliate thereof or other intermediary for providing the following, among other distribution services: (a) printing and mailing Trust prospectuses, statements of additional information, any supplements thereto and reports for prospective or current Variable Contract owners; (b) developing, preparing, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within a Life Company, or for broker-dealer only use or retail use; (c) holding seminars and sales meetings designed to promote the sale of Trust shares; (d) obtaining information and providing explanations to Variable Contract owners regarding a Fund’s investment objectives and policies and other information about the Trust and the Fund, including the performance of the Fund; (e) training sales personnel regarding the Trust; (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Trust; (g) making the Funds available to Variable Contract owners as funding vehicles for Variable Contracts; and (h) financing any other activity primarily intended to result in the sale of a Fund’s shares. The amount set forth in paragraph 1 of this Plan may also be retained by the Distributor or used by the Distributor to pay a Life

Company or any affiliate thereof or other intermediary for providing the following, among other service-related activities for the benefit of Variable Contract owners, and for which Rule 12b-1 applies solely as a result of such activities being rendered under this Plan: (a) support services with respect to existing investments in the Funds; (b) answering questions and responding to inquiries from Variable Contract owners regarding the Funds; and (c) the provision of other similar services. Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under the Plan that exceed the maximum amounts payable under Rule 2341, or any successor rule thereto, of the Rules of the Financial Industry Regulatory Authority.

Section 3. Payment Without Regard for Actual Expenses. The fee payable hereunder shall be paid to the Distributor (or at the direction of the Distributor as provided herein) for distribution and/or servicing activities set forth in this Plan and/or the Distribution and Service Agreement without regard to the actual expenses incurred for rendering such services, which may be less than or greater than the amounts paid as compensation hereunder.

Section 4. Written Reports. On a quarterly basis, the Distributor shall submit to the Trustees for their review, a written report complying with Rule 12b-1 under the 1940 Act describing the amount of the fees expended under this Plan and the purposes of those fees with respect to a Fund since the later of the effective date of the Plan or the previous period for which payments hereunder have been made by that Fund.

Section 5. Termination. The Plan may be terminated as to a Fund at any time, without penalty, by a vote of a majority of the Non-Interested Trustees, or by vote of a majority of the outstanding voting securities of that Fund. Any agreement related to the Plan with respect to a Fund may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the Non-Interested Trustees or by vote of a majority of the outstanding voting securities of that Fund, on not more than sixty (60) days’ written notice to the Distributor. Such agreement shall terminate automatically in the event of its assignment. If the Plan is terminated with respect to a Fund, the Fund will owe no payments under the Plan other than fees accrued under paragraph 1 of this Plan but unpaid as of the termination date.

Section 6. Amendments. The Plan may not be amended to increase materially the amount that may be spent hereunder for distribution and/or servicing by a Fund without the approval by a vote of a majority of the outstanding voting securities of that Fund. All material amendments to the Plan and any related distribution agreement shall be approved by a majority of the Trustees, including the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment. The Trustees also may interpret the Plan and make all determinations necessary or advisable for its administration.

Section 7. Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of those Trustees who are not interested persons of the Trust then in office, as required pursuant to Rule 12b-1 under the 1940 Act.

Section 8. Fund Governance Standards. While the Plan is in effect, the Board of Trustees of the Trust will satisfy the fund governance standards.

Section 9. Effective Date of the Plan. The Plan shall take effect as of the effective date set forth herein and, unless sooner terminated, shall continue in effect for as long as such continuance is specifically approved by a majority of the Trustees of the Trust and the Non-Interested Trustees at least annually, cast in person at a meeting called for the purpose of voting on such continuance.

Section 10. Preservation of Materials. The Trust will preserve copies of the Plan, and any related agreements and reports as well as minutes of meetings of the Board of Trustees of the Trust that describe the factors considered and the basis for implementing or continuing the Plan for a period of not less than six years (the first two years in an easily accessible place) from the date of those documents, or for such other periods as may be required by applicable law.

Section 11. Meanings of Certain Terms. As used in the Plan, the terms “assignment”, “fund governance standards”, “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission or interpretation thereof. When voting on the approval, termination or amendment of the Plan, or with respect to an agreement related to the Plan, shareholders of the applicable Fund(s) shall vote in accordance with instructions received from the relevant owners of Variable Contracts funded by the separate accounts of a Life Company.

Section 12. Applicable Laws. In providing services under the Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Section 13. Severability. The provisions of the Plan are severable as to each Fund, and any action to be taken with respect to the Plan shall be taken separately for each Fund affected by the matter.

Effective Date: August 8, 2016

SCHEDULE A

with respect to

DISTRIBUTION AND SERVICE PLAN

GUARDIAN VARIABLE PRODUCTS TRUST

Funds

Guardian Large Cap Disciplined Growth VIP Fund

Guardian Large Cap Fundamental Growth VIP Fund

Guardian Integrated Research VIP Fund

Guardian Diversified Research VIP Fund

Guardian Large Cap Disciplined Value VIP Fund

Guardian Growth & Income VIP Fund

Guardian Mid Cap Relative Value VIP Fund

Guardian Mid Cap Traditional Growth VIP Fund

Guardian International Value VIP Fund

Guardian International Growth VIP Fund

Guardian Core Plus Fixed Income VIP Fund

As of August 8, 2016.